Exhibit 10.54
FIFTH AMENDMENT TO AGREEMENT OF SALE
     THIS FIFTH AMENDMENT TO AGREEMENT OF SALE (“Amendment”) is made as of the 16th day of November, 2005, by and between MIAMI RPFIV AIRPORT CORPORATE CENTER LIMITED LIABILITY COMPANY, a Delaware limited liability company (“Seller”), and HINES REIT PROPERTIES, L.P., a Delaware limited partnership (“Buyer”).
Preliminary Statement
     Seller and Buyer have heretofore entered into that certain Agreement of Sale, made to be effective as of October 12, 2005 (the “Purchase Agreement”), pursuant to which Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, the Property (as defined in the Purchase Agreement) which includes the real estate commonly known as the Miami Airport Corporate Center located in Miami, Florida, as amended by First Amendment to Agreement of Sale, dated October 28, 2005, Second Amendment to Agreement of Sale, dated November 8, 2005, Third Amendment to Agreement of Sale, dated November 11, 2005, and Fourth Amendment to Agreement of Sale, dated November 15, 2005.
     NOW, THEREFORE, in consideration of the premises set forth herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows.
     1. Seller’s Work.
     (a) Seller shall cause those open permits attached as Exhibit C to this Amendment which were issued to contractors engaged by Seller for work commenced during Seller’s ownership of the Property to be closed and all enforcement actions relating thereto to be terminated; provided, Seller shall have no obligation to close the open permit issued 9/27/05 to GCA Inc. if at Closing Buyer assumes pursuant to Paragraph 6(d) of the Purchase Agreement the obligation to complete and pay for the then remaining work which is the subject of that permit. If all of such open permits which Seller is obligated to close pursuant to this Section 1(a) have not been closed as of the Closing Date, the parties shall complete Closing and Seller shall remain obligated to comply with its obligations under this Section 1(a) following Closing, and Buyer shall reasonably cooperate with Seller in Seller’s efforts to do so. The provisions of this Section 1(a) will survive Closing without limitation on Seller’s liability or on the duration of such survival.
     (b) Seller shall perform the following work at Seller’s cost and expense prior to Closing: repair of water related damage in Buildings 4, 5, 8, 9, 10, and 11 to the extent described in, and in the manner provided in, Exhibit A attached hereto. All such work shall be performed in a good and workmanlike manner consistent with Seller’s past construction and repair practices.
     (c) Seller shall perform the following work at Seller’s cost and expense. All such work shall be performed in a good and workmanlike manner consistent with Seller’s past construction and repair practices.

     (i) demolition and reconstruction of the third floor east corridor in Building 8 described in, and in the manner provided in, Exhibit A attached hereto, including the removal and replacement of walls, ceiling tiles and carpeting, and the wall coverings shall be of a quality and color comparable to other parts of Building 8; and
     (ii) repair all other Hurricane damage (exclusive of light pole replacements) to the extent described in, and in the manner provided in, Exhibit A attached hereto. In no event, however, is Seller obligated to restore or repair any damage to landscaping at the Property.
     (d) Prior to Closing, Seller shall enter a contract for the replacement of the roof on Building 4 in accordance with the Pritts Roofing Specifications identified on Exhibit B to this Amendment (the “Roof Replacement Contract”). The Roof Replacement Contract shall be with Pritts Incorporated. Costs payable under the Roof Replacement Contract shall be borne by Seller.
     (e) If the work under Section 1(c) or 1(d) is not completed at Closing the parties shall complete Closing and: (i) Seller shall obtain from the contractor under each such contract to be assigned a statement of all sums then paid by Seller under such contract and all sums remaining to be paid thereunder, (ii) at Closing Seller shall assign to Buyer all of Seller’s rights and Buyer shall assume all of Seller’s responsibilities under each such contract so assigned, whereupon Seller shall be released of all liability under each such contract so assigned, (iii) at Closing 125% of the cost to complete such work as reasonably agreed upon by Seller and Buyer shall be deposited in escrow to be advanced as such work is completed after Closing, with the terms and conditions of such escrow to be reasonably satisfactory to Seller and Buyer, and (iv) at Closing Seller shall assign to Buyer all of Seller’s interest in all permits, licenses, contracts and claims related to the work. Seller shall have no liability for such work beyond the amount placed in a escrow therefor. Buyer may draw against the escrow for costs incurred by it and the escrow agent shall disburse funds from the escrow to Buyer for such costs upon presentation of invoices. All funds remaining in escrow following completion of the work covered by such escrow shall be paid to Seller.
     (f) To the extent received by Seller, at least five (5) days prior to Closing, Seller shall submit to Buyer (i) copies of invoices received from the contractors performing such work, (ii) executed lien waivers and releases for all work for which payments are made, and (iii) evidence of payment for all work performed. At Closing, after completion of such work, Seller shall assign to Buyer all of Seller’s interest in all contracts, warranties, permits, licenses, and approvals pertaining to such work.
     (g) Paragraph 4 of the Purchase Agreement is hereby amended to provide that all Notices of Commencement that may be filed in connection with the performance of the Seller’s work described in Section 1(c) and 1(d) of this Amendment which is not completed as of the Closing Date and the possibility of mechanics liens and materialmen’s liens in connection with such work, shall constitute Permitted Encumbrances.

     2. Light Pole Escrow. At Closing, Seller and Buyer shall escrow $780,000 from Seller’s closing proceeds to cover the cost of replacing 78 light poles at the Property. The terms of such escrow shall be reasonably satisfactory to Seller and Buyer. Buyer may draw upon such escrow to reimburse it for all costs (including without limitation costs of materials, permits and labor) actually incurred by Buyer in connection therewith; provided, all costs of replacing light poles in excess of $780,000 shall be borne by Buyer. If, after Buyer has completed and paid all costs in connection with such light pole replacement, there are any funds remaining in the escrow, such funds remaining in escrow shall be paid to Seller.
     3. Purchase Price. Section 2 of the Purchase Agreement is hereby amended to reduce the Purchase Price by $272,000 to $156,828,000.00.
     4. Closing Date. The Closing Date shall occur on the later to occur of (a) the date ten (10) days after receipt of the Assumption Approval and (b) the date ten (10) days after the completion of the work described in Section 1(b) of this Amendment. The work described in Section 1 of this Amendment shall be deemed complete only upon (a) with respect to the work described in Exhibit A, the completion of such work in accordance with the requirements of Exhibit A, (b) delivery to Buyer of evidence that all such work has been fully paid for, (c) delivery to Buyer of evidence that there are no liens or claims of any kind arising out of such work, (d) subject to Section 1(e) and 1(g) above, the agreement of the Title Company to insure over and not take exception to the work or any liens or claims arising therefrom, and (e) receipt of Evidence of Completion from REP. “Evidence of Completion from REP” refers to the following:
     (i) With respect to interior work described on Exhibit A to be performed at Buildings 8, 9, 10 and 11, REP Associates (“REP”) shall have delivered a letter to Seller, which REP shall provide may be relied upon by Buyer, stating that the remediation work recommended by REP for each such Building has been completed in accordance with REP’s recommendations for such work.
     (ii) With respect to interior work described on Exhibit A to be performed by Service Master or Wellington at the locations within Buildings 4, 5, 8 and 9 identified on Exhibit A, REP shall have delivered a letter to Seller, which REP shall provide may be relied upon by Buyer, stating that, based on observations and measurements made and performed by REP, the building materials remediated or replaced by Service Master or Wellington at such locations are, in the professional judgment of REP, dry.
     5. Exhibit G. Exhibit G to the Purchase Agreement is amended to correct a typographical error. The TI Allowance and Balance Due for Rockwell Collins is corrected to read $60,888.00. The Total Balance Due is corrected to read $315,652.88.
     6. Full Force and Effect. Except as otherwise expressly set forth herein, the Purchase Agreement is unamended and in full force and effect.

     7. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.
     8. Miscellaneous. The agreement of the parties embodied in this Amendment with respect to certain repairs and replacements to be made by Seller and the reduction of the Purchase Price constitute the full extent of the responsibilities and rights of the parties in connection with the condition of the Property as of the date of this Amendment. Buyer shall have no additional rights against Seller and Seller shall have no additional liabilities to Buyer in connection with the physical condition of the Property resulting from hurricane damage to the Property, including without limitation, any rights or liabilities under Paragraph 16 of the Purchase Agreement, except to the extent set forth in this Amendment.
     IN WITNESS WHEREOF, each party hereto has caused this Amendment to be duly executed as of the date(s) set forth below to be effective as of the day and year first above written.
[Signatures appear on next page]

SELLER: MIAMI RPFIV AIRPORT CORPORATE CENTER LIMITED LIABILITY COMPANY, a Delaware limited liability company
By:	MIAACCIV, LLC, its managing member

By:	/s/ Robert J. Hughes
	Name:	Robert J. Hughes
	Title:	Vice President
	Date:	November 15, 2005

BUYER: HINES REIT PROPERTIES, L.P., a Delaware limited partnership
By:	Hines Real Estate Investment Trust, Inc., a Maryland corporation, its general partner

By:	/s/ Charles N. Hazen
	Name:	Charles N. Hazen
	Title:	President
	Date:	November 16, 2005

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